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                                                                   EXHIBIT 10.57

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION


                           PHS AND PDC SUBSCRIBER UNIT
                            PATENT LICENSE AGREEMENT

                                     BETWEEN

                       INTERDIGITAL TECHNOLOGY CORPORATION

                                       and

                                SHARP CORPORATION

              Dated and Effective March 19, 1998 ("Effective Date")

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                    SUBSCRIBER UNIT PATENT LICENSE AGREEMENT

THIS IS A PATENT LICENSE AGREEMENT (the "Agreement"), dated March 19, 1998, (the "Effective Date") between InterDigital Technology Corporation ("ITC"), a Delaware corporation with a mailing address of [**], Wilmington, DE 19801, and Sharp Corporation ("Licensee"), a corporation organized and existing under the laws of Japan, with a mailing address [**] JAPAN.

                                    PREAMBLE

ITC owns and has the right to license the Licensed Patents (defined below) and is willing to grant world-wide, non-exclusive licenses thereunder on the terms set forth below. Licensee desires to obtain such a license.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

                            ARTICLE I - DEFINITIONS

1.1 "Affiliate" means IDC or a corporation or other legal entity of which more than fifty percent (50%) of the voting stock or control is owned, directly or indirectly, by Licensee, IDC, or ITC, as the case may be. An "Affiliate" may also include, subject to the mutual agreement of the parties, a company over whose senior management Sharp Corporation exercises substantial control.

1.2  "Covered Standards" mean PHS and PDC.

1.3 "Covered Subscriber Units" means Subscriber Units that are built to operate in accordance with one or more Covered Standards.

1.4 "Multi Mode Unit" means a Covered Subscriber Unit designed to operate in accordance with at least two Covered Standards.

1.5 "Essential Patents" means all patents (excluding Licensed Patents) that are essential to any practical implementation of a Covered Standard.

______________
     ** Material has been omitted and filed separately with the Commission.

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1.6  "IDC" means InterDigital Communications Corporation, having an office at
     781 Third Avenue, King of Prussia, PA 19406.

1.7 "Infrastructure Equipment" means switching centers, base stations, base station controllers, digital transceivers, and like telephony equipment, which are used to interconnect a Subscriber Unit to the wired telephone network.

1.8 "Licensed Patents" means every issued TDMA-based digital wireless telephone related patent and patent application on file or filed within five (5) years of the Effective Date, which patents and patent applications are owned by ITC or for which ITC has the right to grant the licenses conveyed hereunder, (including utility models but excluding design patents and design registrations) in every country of the world. A listing of Licensed Patents as of the Effective Date is included as EXHIBIT A.

1.9 "Licensee" means the company identified as "Licensee" on page 2 of this Agreement, and its Affiliates.

1.10 "Net Selling Price" means (for royalty calculation purposes) the greater of
     (i) the amount actually invoiced to the customer for a Covered Subscriber Unit, less actual battery cost (as invoiced to Licensee by non-affiliated parties), packing, insurance and shipping costs, applicable import, export and excise duties (including VAT added by the Licensee to the completed Covered Subscriber Unit), returns, and trade discounts given, to the extent included in the amount invoiced to the customer, or (ii) 120% of the manufactured cost (consisting of direct product costs and factory overhead of Covered Subscriber Unit but excluding actual invoiced battery cost by non-affiliated third parties). As used in this Agreement, "factory overhead" may include standard cost components such as direct labor and supplies together with depreciation of manufacturing equipment but shall exclude, without limitation, sales and marketing, and general and administrative overhead and expenses.

1.11 "Patent Issuance Date" means the date on which the first patent issues to ITC based on Japanese patent application [**].

1.12 "PDC" means the RCR STD27B compatibility standard developed in Japan known as PDC, or Personal Digital Cellular (also Japan Digital Cellular) for TDMA digital wireless mobile radio communication systems, as amended from time to time.

______________
        ** Material has been omitted and filed separately with the Commission.

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1.13 "Per Unit Royalty" has the meaning ascribed to that term in Article III.

1.14 "PHS" means the RCR STD28 compatibility standard developed in Japan known as PHS or Personal Handy Phone System, as amended from time to time.

1.15 "Subscriber Unit" means a radiotelephone or other end-user terminal devise, whether fixed, mobile, transportable, vehicular, portable or hand-held, adapted for use by a single person. A Subscriber Unit shall include a Wireless Local Loop Subscriber Unit.

1.16 "TDMA" means time division multiple access.

1.17 "Wireless Local Loop Applications" means a digital wireless communications system that is primarily directed to providing fixed wireless telephone service in place of wireline service

1.18 "Wireless Local Loop Subscriber Unit" means a radiotelephone, designed generally in accordance with a Covered Standard, used in a Wireless Local Loop Application.

                           ARTICLE II - LICENSE GRANT

2.1 Grant. ITC hereby grants to Licensee a non-exclusive, non-transferrable (except as to pass-through rights as provided herein), worldwide, royalty-bearing license under the Licensed Patents to make, have made, use, sell and otherwise distribute Covered Subscriber Units. The license granted hereunder excludes the right to grant sublicenses. ITC hereby releases, acquits and forever discharges Licensee (and those Affiliates affiliated with Licensee on the Effective Date) from any and all claims or liability for infringement of any Licensed Patents by the making, selling or otherwise distributing of Covered Subscriber Units prior to the April 1, 1998.

2.2 Limitations on License Grant. No license is granted directly or by implication to any Infrastructure Equipment used in connection with Covered Subscriber Units.

2.3 Additional Covered Standards. If and when Licensee requires a license under ITC's patents to manufacture and sell products under other TDMA-based standards, ITC and Licensee shall negotiate such a license in good faith. Any

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     disputes between the parties as to such license shall be resolved pursuant to the dispute resolution procedures set forth in Article VII.

2.4 Cross-License. Licensee hereby grants to IDC and its Affiliates a royalty-free, worldwide, non-transferrable, irrevocable license under any and all patents in relation with Covered Subscriber Units and Infrastructure Equipment held or controlled by the Licensee as of the Effective Date or that issue from patent applications on file as of, or filed within five years of, the Effective Date to make, have made, use, sell or otherwise distribute Covered Subscriber Units and/or Covered Infrastructure.

                      ARTICLE III - ROYALTY RATES/CREDITS

3.1 Royalty Payments. In consideration for the license granted herein, Licensee shall pay to ITC a Per Unit Royalty on each sale by Licensee of a Covered Subscriber Unit (exclusive of returns and credits, and exclusive of the Covered Subscriber Unit released, acquitted or discharged under Section 2.1). The Per Unit Royalty shall be as follows:

     (A)  Covered Subscriber Units (Non-Wireless Local Loop Applications):

                    (i)  PDC:                [**]

                    (ii) PHS:                [**]

     (B)  Covered Subscriber Units (Wireless Local Loop Applications):

                    (i)  PHS and PDC:        [**]



3.2 Timing of Payments. Licensee's obligation to make royalty payments to ITC hereunder shall commence:


     (A) Upon April 1, 1998, for all Covered Subscriber Units sold on or after April 1, 1998 for which the manufacture, sale or use of such equipment (or components thereof) takes place outside of the country of Japan,

______________
        ** Material has been omitted and filed separately with the Commission.

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     (B)  Upon the Patent Issuance Date, for all Covered Subscriber Units sold on or after April 1, 1998 for which the manufacture, sale and use of such equipment (or components thereof) shall occur within the country of Japan.

     In the event that the Patent Issuance has not occurred, ITC and Licensee shall negotiate in good faith the commencement of royalty payments hereunder based on other ITC Patents issued in Japan. Any disputes arising under this Section shall be subject to the Dispute Resolution procedures set forth in Article VII.

                          ARTICLE IV - LUMP SUM PAYMENT

4.1 Lump Sum Payment. In consideration for the rights granted herein, Licensee shall pay an Up-Front Fee to ITC in the amount of $US4,444,000. Licensee shall also pay the amount of $US1,111,000 as a Royalty Prepayment for Covered Subscriber Units sold on and after April 1, 1998. The above payments shall be irrevocable and non-refundable. The above-mentioned aggregated $US5,555,000 shall be paid by Licensee to ITC within thirty (30) days after the execution of this Agreement

                        ARTICLE V - PASS-THROUGH LICENSE

5.1 Pass-Through License. Provided Licensee is not in default of its obligations hereunder, Licensee's customers that are operators and end-users but who are not also suppliers (other than retail) will receive a pass-through license for sale (including lease) or use of Covered Subscriber Units. Neither this Agreement nor any payments made hereunder, are intended, nor should they be construed, as exhausting ITC's rights to royalties or damages from unlicensed purchasers.

                         ARTICLE VI - TERM/TERMINATION

6.1 Term. The term of this Agreement shall commence on the Effective Date and terminate five (5) years thereafter, unless sooner terminated as provided herein. Any extensions to this Agreement shall be made by mutual agreement of the parties, subject to each party's discretion.

6.2 Termination for Default. This Agreement may be canceled by either party, upon thirty (30) days' prior written notice, if the other party is in breach of any of its material obligations hereunder and the breach is not remedied within the notice period. During the term of this Agreement, if Licensee institutes or actively participates as an adverse party in, or otherwise provides material support to, any legal action anywhere in the world, the purpose of which is to invalidate or limit the validity or scope of the Licensed Patents, ITC shall have the right to consider

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     such action as a material breach of this Agreement. Licensee's other material obligations shall include, but shall not be limited to, its royalty reporting and payment obligations.

                        ARTICLE VII - DISPUTE RESOLUTION

7.1 Negotiation of Disputes. In the event of any dispute arising under this Agreement, senior executives of the parties with decision making authority will meet in Wilmington, Delaware, unless some other city as may be agreeable to the parties, as soon as reasonably possible (but no later than sixty (60) days after notice) and will enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within an additional sixty (60) days, the matter may be submitted to mediation/arbitration as provided for in Sections 7.2 and 7.3 hereto

7.2 Mediation of Disputes. The parties agree to submit any unresolved dispute to a sole mediator selected by the parties as soon as reasonably possible (but no later than sixty (60) days after notice). Such mediation shall occur in Wilmington, DE. If not thus resolved, the parties will proceed as specified in Section 7.3 hereto.

7.3 Arbitration of Disputes. Any unresolved disputes arising under this Agreement shall be submitted to an arbitration proceeding which shall take place in Washington, D.C. The proceeding shall be conducted under the then prevailing rules for commercial arbitration of the American Arbitration Association, by a panel of three (3) arbitrators, one of whom must have substantial experience in the field of telecommunications. Each party shall select one arbitrator and the two arbitrators will select the third arbitrator. The arbitrators shall have the authority to permit limited discovery to the extent required by a party in order to establish its case. The decision of the arbitrators shall be final and binding and may be entered and enforced in any court of competent jurisdiction. Any monetary award shall be payable in U.S. dollars, free of any tax, offset or other deduction. Any determination of the arbitration shall be confidential to the parties hereto and binding solely on the parties hereto.

                          ARTICLE VIII - MISCELLANEOUS

8.1 Payments. Payments made pursuant to Sections 4.1 shall be made by wire transfer in U.S. dollars at License Agreement execution. All other payments required under this Agreement shall be made by wire transfer in U.S. dollars on a semi-annual basis by February 28 for the preceding six-month period ending December 31 and August 31 for the preceding six-month period ending June 30.

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     Regardless of whether payment is made, Licensee shall provide ITC (at the same times as noted above) with a written report and associated certification setting forth the quantity of each type of Covered Subscriber Units sold, and additional information sufficient to determine the royalties payable for such Covered Subscriber Units. All such reports shall be held in confidence by ITC.

8.2 Taxes. All royalties payable hereunder are net of and free and clear from any applicable taxes (whether based on income or otherwise), which taxes shall be paid by Licensee on a grossed up basis, except any applicable Japanese source withholding taxes which shall be deducted by Licensee from amounts payable to ITC hereunder. On the basis of such deduction, Licensee agrees that it shall be responsible for and pay, on ITC's behalf, the withholding tax associated with the payments set forth under Section 3.1 and 4.1 hereto. Licensee will furnish ITC with appropriate documentation evidencing the payment of such tax as issued by the appropriate authority of such government.

8.3 Most Favored Licensee Rights. Provided Licensee is not in default of its obligations hereunder, the Licensee shall be treated as a most favored licensee ("MFL") under the Licensed Patents with regard to Covered Subscriber Units. If, subsequent to the Effective Date, ITC enters into an agreement with a third party comparable to the license granted in this Agreement but containing commercial terms which, in the aggregate (i.e., not on a clause by clause basis), are more favorable to the third party than the commercial terms in this Agreement, ITC will notify Licensee of such agreement. Licensee shall have the right to substitute for this Agreement the more favorable license agreement in its entirety (the "Substitute Agreement") and such substitution shall constitute a novation of this entire Agreement. MFL rights shall not extend to (i) TDMA License Agreements executed as part of broad-based strategic alliance partnerships,
     (ii) to any agreements executed prior to the Effective Date, or (iii) other Agreements amended subsequent to the Effective Date pursuant to executory amendment provisions entered into prior to the Effective Date. If Licensee elects a Substitute Agreement, Licensee shall, as a condition precedent to the effectiveness of the Substitute Agreement, pay all royalties owed (or credit prepayments) based on this Agreement for Covered Subscriber Unit sales made prior to the date Licensee executes the Substitute Agreement. To the extent that Licensee continues to have pre-payments available, the remaining pre-payment shall apply under the Substitute Agreement.

8.4 No Other Royalty Adjustment. The royalties set forth herein are based on a variety of factors, among them the breadth of ITC's patent portfolio, the avoidance of litigation costs related to challenges to the validity and scope of such patents, and the reasonable expectations of TDMA market growth.

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     Because (i) the parties have considered a variety of factors in developing the royalty rates, and (ii) those rates are already the subject of multiple discounts, credits and readjustment as provided herein, the parties irrevocably agree that neither will seek to alter, through negotiation, arbitration, litigation or otherwise, the royalty rates except as provided herein. Notwithstanding the foregoing, if there are drastic economic changes in the market for Covered Subscriber Units such that the royalty payments required hereunder present a substantial impediment for Licensee to successfully compete for sales, Licensee may request that ITC modify the royalty rates hereunder on a reasonable basis.

8.5 Confidentiality. Unless otherwise required by law or court order, the parties shall maintain as confidential the License Agreement and any proprietary information disclosed under, or as a result of the negotiation of, the License Agreement.

8.6 Audit. Licensee shall keep books and records adequate to accurately determine the payments due under this Agreement. The books and records must be retained for at least five (5) years after the delivery of the royalty report to which they relate. ITC shall have the right, no more than once per calendar year, to have an independent certified public accountant, who shall enter into an appropriate nondisclosure agreement with Licensee, inspect all relevant books and records of Licensee on seven (7) business days notice and during regular business hours to verify the reports and payments required to be made hereunder. The auditor shall disclose no more information than is reasonably necessary to determine the royalties owed hereunder and to assess the average Net Selling Price. Should an underpayment in excess of [**] percent ([**]) be discovered, Licensee shall pay the cost of the audit. In any event, Licensee shall promptly pay any underpayment together with interest at the compounded annual rate of [**] percent ([**]). All information obtained through such audit shall be held in confidence by Licensee.

8.7 Governing Law/Venue. The validity and interpretation of this Agreement shall be governed by Delaware law, without regard to conflict of laws principles. The parties further irrevocably consent to exclusive jurisdiction of the state and federal courts in the State of Delaware. Process shall be deemed sufficient if served on either party by courier service or recognized mail delivery service (e.g. U.S. Mail), postage prepaid, certified or registered, return receipt requested, and addressed as indicated on page 1 of this Agreement. The parties hereby waive any objection as to the sufficiency of the method of service provided such service is made as set forth herein.

8.8 Limited Warranty. ITC represents and warrants that it has the right to license the Licensed Patents. ITC makes no other representation or warranty with regard to

_______________
     ** Material has been omitted and filed separately with the Commission.

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      the validity of the Licensed Patents or the Licensee's ability to use, manufacture, have manufactured or sell Covered Subscriber Units free of infringement of third party intellectual property rights. ITC shall have no obligation to maintain or prosecute Licensed Patents.

8.9 Waivers. The failure of any party to insist upon the performance of any of the terms or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishments of the future performance of any such term or condition.

8.10 Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable, then that provision shall be construed to the maximum extent permitted by law. The invalidity or unenforceability of one provision shall not necessarily affect any other.

8.11 No Set Off. Licensee agrees and acknowledges that it has no right to, and shall not, attempt to set off amounts claimed to be owed based on any claim that it has or may have in the future against IDC or its Affiliates other than ITC, against amounts owed hereunder.

8.12 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, registered mail, return receipt requested, or a qualified "Next Day Air" delivery service addressed as indicated on page 2of this Agreement.

8.13 Limitation. Nothing in this Agreement shall be construed as: (a) an agreement to bring or prosecute actions against third party infringers of the Licensed Patents; (b) conferring any license or right under any patent other than the Licensed Patents; or (c) conferring any right to use the Licensed Patents outside the field of use defined by the license grant of this Agreement.

8.14 Personal Agreement. This Agreement is personal to Licensee and may not be assigned or transferred, nor may any license granted hereunder be assigned or transferred, whether by operation of law or otherwise, and any attempt to make any such assignment or transfer shall be null and void; provided, however, this Agreement may be transferred in connection with the sale of all or substantially all of the business or assets of Licensee to which this Agreement relates. ITC, may in its sole discretion, limit application of this license to the permitted transferee to the transferred business. The licenses granted hereunder to Licensee shall survive any transfer by operation of law or otherwise of the Licensed Patents or this Agreement by ITC. Licensee hereby guarantees the

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      performance of, and shall be liable to ITC for any failure to perform by,
      LicenseeAffiliates hereunder.

8.15 Entire Agreement/Amendment. This Agreement contains the complete and final agreement between the parties, and supersedes all previous understandings relating to the subject matter hereof whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the parties.

8.16 Survival. The following provisions of this Agreement shall survive expiration or termination of this Agreement: Section 2.1 (only as to the release provision), 4.1, 7.1, 7.2, 7.3, 8.1, 8.2, 8.5, 8.7, and 8.13

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

INTERDIGITAL TECHNOLOGY CORPORATION              SHARP CORPORATION

By: /s/ Howard E. Goldberg                       By:[**]
    -------------------------------                 ----------------------------

Dated: March 19, 1998________________________            Dated: March 10, 1998__


     ** Material has been omitted and filed separately with the Commission.

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                                 Index Of Exhibits

Exhibit A:
LIST OF TDMA PATENTS
Exhibit B: LIST OF SHARP AFFILIATES AS OF EFFECTIVE DATE

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